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                                                                   EXHIBIT 12.1

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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

Year ended December 31,                                       2002          2001         2000         1999         1998
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
Earnings:
     Net income from operations before tax               $     34,494      31,183       30,380       27,728        24,879
     Applicable income taxes                                   19,247      17,901       17,176       15,229        15,100
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     Income before taxes                                       53,741      49,084       47,556       42,957        39,979

     Fixed charges:
         Interest expense excluding interest
           on deposits                                   $      5,662       6,786       10,748        8,455         6,223
         Portion of rents representative
           of interest                                            361         377          410          432           453
         Amortization of trust preferred
         securities issuance costs                                 95          95           95           95            93
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     Fixed charges excluding interest on deposits               6,118       7,258       11,253        8,982         6,769
         Interest on deposits                                  59,797      87,198       91,041       74,560        75,271
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     Fixed charges including interest on deposits        $     65,915      94,456      102,294       83,542        82,040
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     Earnings before fixed charges excluding
         interest on deposits                            $     59,859      56,342       58,809       51,939        46,748
     Earnings before fixed charges including
         interest on deposits                                 119,656     143,540      149,850      126,499       122,019
     Fixed charges excluding interest on deposits               6,118       7,258       11,253        8,982         6,769
     Fixed charges including interest on deposits              65,915      94,456      102,294       83,542        82,040

Ratio of Earnings to Fixed Charges:
     Excluding interest on deposits                              9.78x       7.76x        5.23x        5.78x         6.91x
     Including interest on deposits                              1.82x       1.52x        1.46x        1.51x         1.49x
===========================================================================================================================
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